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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Saga Communications, Inc. 2005 Incentive Compensation Plan of our reports dated March 7, 2005, with respect to the consolidated financial statements of Saga Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Saga Communications, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Saga Communications, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
May 26, 2005